Exhibit 99.1

Hepion Pharmaceuticals to Present on Therapeutic Approaches to COVID-19 and NASH at Two Virtual Conferences on October 28 and 29, 2020

EDISON, N.J., October 27, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company developing the drug candidate, CRV431, today announced that it will present virtually at the Roth Capital Healthcare Therapeutic Approaches for COVID-19 event taking place on Wednesday, October 28, 2020 from 9:00 a.m. to 1:20 p.m. ET; and at the B. Riley Securities Virtual Liver Disease Therapeutics Day 2020 event taking place on Thursday, October 29, 2020 from 10:00 a.m. to 3:00 p.m. ET.

Hepion’s participation in these symposia is based on the company’s lead asset, CRV431, which has demonstrated a variety of therapeutic activities in preclinical models of non-alcoholic steatohepatitis (“NASH”), viral hepatitis, multi-organ fibrosis, and inflammatory lung disease, including the recent finding of in vitro anti-viral activity towards SARS-CoV-2, the virus responsible for COVID-19.

The Roth Capital Healthcare event will discuss key therapies in development for the treatment of COVID-19. Dr. Robert Foster, Hepion’s CEO, will present during the Direct Antivirals and Other Agents Against SARS-CoV-2 Virus session.

The B. Riley event will discuss exciting therapeutics’ innovation across a number of orphan and large prevalence liver diseases. Dr. Foster and Dr. Stephen Harrison, Hepion’s Consultant Medical Director, will present during the Novel, Earlier-Stage Anti-NASH Mechanisms Poised for a Breakout session. Dr. Harrison also will present at the event’s Filling the Hole in Late-Stage Metabolic NASH Pipeline session.

“We are delighted to present at these conferences to highlight CRV431’s potential as a treatment for both NASH and COVID-19,” said Dr. Foster. “CRV431 is a pleiotropic cyclophilin inhibitor that has a broad range of therapeutic activity, including anti-fibrotic, anti-inflammatory and anti-viral effects. We look forward to presenting on our ongoing Phase 2 NASH program, as well as on how CRV431 has the potential to reduce antiviral activity and decrease acute lung injury in COVID-19 patients.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com